Exhibit 10.25

[*] Indicates that certain information in this exhibit has been excluded because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

DATED THIS 9th DAY OF APRIL 2020

BETWEEN

(1) NIKOLA CORPORATION

AND

(2) IVECO S.P.A.

TECHNICAL ASSISTANCE SERVICE AGREEMENT

THIS TECHNICAL ASSISTANCE SERVICE AGREEMENT (“Agreement”) is entered into on the 9th day of April 2020

BY AND BETWEEN:

(1)         NIKOLA CORPORATION, a Delaware corporation (“Nikola”); and

(2)         Iveco S.p.A., a Società per Azioni organized and existing under the laws of Italy (“Iveco”).

WHEREAS:

(A)                              Nikola, Iveco and CNHI entered into the Master Industrial Agreement dated as of September 3, 2019 (the “Master Agreement”);

(B)                               Pursuant to Section 2.3 of the Master Agreement the Parties agreed that Iveco and Nikola will enter into a Technical Assistance Service Agreement in a form substantially consistent with the Term Sheet attached as Exhibit B to the Master Agreement;

(C)                               The Parties entered into various Amendments to the Master Agreement extending, inter alia, the term for entering into a Technical Assistance Service Agreement no later than April 10, 2020;

(D)                               Iveco and Nikola wish this Agreement to record and confirm their intention to stipulate terms and conditions of the above stated agreement;

NOW THEREFORE IT IS HEREBY AGREED as follows:

1.                                      DEFINITIONS

1.1                               Definitions

In this Agreement the following expressions shall, unless the context otherwise requires, have the following meanings:

1.1.1                     “Agreement” means this Technical Assistance Services Agreement;

1.1.2                     “Affiliate” means, with respect to any specified Person, any other Person who directly or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with such specified Person, and any other Person specifically identified and mutually agreed upon by the Parties;

1.1.3                     “Contributions in Kind” shall have the meaning given to it in the Master Agreement;

1.1.4                     “Control” means, with respect to the Person, the direct or indirect ownership of more than fifty percent (50%) of the stock or other equity interests having voting or other rights to direct the management of such entity;

1.1.5                     “CNHI” means CNH Industrial N.V. a public limited liability company incorporated under the laws of the Netherlands;

1.1.6                     “Parties” means Nikola and Iveco, while “Party” shall mean either Nikola or Iveco.

1.1.7                     “Person” means an individual, corporation, limited liability company, partnership, limited partnership, syndicate, person, trust, association or entity or government, political subdivision, agency or instrumentality of a government;

1.1.8                     “Intellectual Property” or “IP” means (i) inventions, discoveries and ideas, and all patents, registrations and applications therefor, including without limitation divisionals, continuations, continuations-in-part and renewal applications, and applications claiming priority thereto (including US provisional applications and US utility applications that claim priority to US provisional applications), and including without limitations renewals, extensions, re-examinations and reissues; (ii) confidential and proprietary information, trade secrets and know-how, including without limitation processes, schematics, databases, formulae, drawings, prototypes, models and designs; and (iii) published and unpublished works of authorship including without limitation computer software (source code and object code to the extent owned by Iveco or Nikola, as the case may be), copyrights therein and thereto, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof;

1.1.9                     “IVECO Personnel” means all managers, employees, service providers and suppliers of Iveco or its Affiliates engaged in the fulfilment of this Agreement, both at the Iveco premises, or at the Nikola plants;

1.1.10              “Iveco World Class Manufacturing Methodology” means the methodologies, know-how, processes and practices adopted by CNHI/Iveco in its manufacturing operations;

1.1.11              “Losses” mean all liabilities, losses, damages including settlement and judgment amounts, and claims (including taxes), and all related costs and expenses, (including reasonable and documented legal fees and disbursements, and costs and expenses of investigation, litigation, settlement and judgment), interest and penalties provided that Losses shall not include punitive or exemplary damages, any consequential, indirect or special damages, loss of profits, savings or revenues, regardless of whether the claim giving rise to such damages is based upon breach of warranty, breach of contract, negligence, tort, or other theory of liability.

1.1.12              “S-Way Platform and Product Sharing Contract” means an agreement executed by the Parties under the Section 2.2 of the Master Agreement.

1.2                               Interpretation

In this Agreement, including its Exhibits and Annexes, except to the extent otherwise provided or that the context otherwise requires: (a) when a reference is made in this Agreement to a Section, Exhibit or Annex, such reference is to a Section of, or an Exhibit or Annex to this Agreement unless otherwise indicated; (b) the headings for this Agreement or an Exhibit or Annex to this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement, its Exhibits, and Annexes; (c) whenever the words “include,” “includes” or “including” are used in this Agreement, its Exhibits, and Annexes, they are deemed to be followed by the words “without limitation”; (d) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, its Exhibits, and Annexes refer to this Agreement as a whole and not to any particular provision of this Agreement, its Exhibits, and Annexes; (e) the definitions contained in this Agreement, its Exhibits, and Annexes are applicable to the singular as well as the plural forms of such terms; (f) references to a Person are also to the Person’s successors and permitted assignees; and (g) reference to agreements and Laws are also the  same as amended, restated or otherwise modified from time to time.

2.                                      SUBJECT MATTER

2.1                               Under this Agreement Iveco and/or any Affiliate of Iveco will provide advisory services to Nikola (in accordance with an agreed RASIC allocation of roles) in connection with the manufacturing of hydrogen fuel-cell heavy-duty trucks (“FCEV”) and battery electric heavy-duty trucks (“BEV”) (the “Technical Assistance Services”).  Such Technical Assistance Services shall include, inter alia, project coordination, drawings and documentation support, engineering support, vehicle integration and product validation support, purchasing and the implementation of the Iveco World Class Manufacturing Methodology in Nikola’s plants. For avoidance of doubt, Iveco will have the ability to cause FPT Industrial S.p.A. and any other current Affiliate that may provide services in the context of the scope of this Agreement to provide to Nikola, subject to terms substantially similar to the terms hereof, such Technical Assistance Services in lieu of, or concurrently with, Iveco, provided that Iveco will retain its liability for the provision of such services.

2.2                               Unless otherwise agreed by the Parties in writing after the date hereof, the Technical Assistance Services will include only the following areas, as set forth in Annex A hereto:

a)                                     R&D

b)                                     Operations

c)                                      Purchasing

d)                                     Quality, inclusive of Iveco World Class Manufacturing Methodology

Notwithstanding anything to the contrary herein, Technical Assistance Services only includes technical and engineering services directly associated with the development of vehicles and/or manufacturing facilities and does not include any administrative, general, selling, or other overhead expenses.

2.3                               IVECO shall, on a monthly basis, record the activities, hours, costs, and expenditures associated with the Technical Assistance Services as per Annex C and in any other format agreed to by the Parties and immediately provide, or otherwise grant, Nikola access to such records.

3.                                      THE PARTICIPATION OF THE PARTIES

3.1                               For the purpose of provision of the Technical Assistance Services Iveco:

a)                                     shall assign IVECO Personnel to provide the necessary support as contemplated by this Agreement in order to assist Nikola in achieving the necessary actions and overall targets;

b)                                     shall be responsible for the management of all such IVECO Personnel assigned at all times; and

c)                                      shall coordinate with Nikola to ensure that the scope of the services are consistent with Nikola’s needs and the terms of this Agreement.

3.2                               Nikola shall, in accordance with the terms and conditions of this Agreement:

a)                                     devote the appropriate Nikola management staff and employees to interface and cooperate with IVECO Personnel;

b)                                     make available its facilities and resources for any activity to be performed under this Agreement;

c)                                      support Iveco and/or IVECO Personnel to obtain necessary work or other permits in the USA for the purpose of provision of the Technical Assistance Services.

3.3                               The provision of the Technical Assistance Services under this Agreement is for the sole benefit of Nikola in connection with the Master Agreement, and Nikola is to be the sole beneficiary thereof, except as otherwise agreed in writing by the Parties.

3.4                               The Parties acknowledge and agree that Iveco is not licensed, certified and/or registered in any jurisdiction as professional services provider and the Technical Assistance Services will be deemed to exclude functions that by Law or custom are provided by, or reserved to, licensed, certified and/or registered professionals; provided, however, Iveco and/or its Affiliates shall render the services as set forth in Section 7.2, hereof.

4.                                      INTELLECTUAL PROPERTY

4.1                               The IP rights provided under the S-Way Platform and Product Sharing Contract shall apply in relation to services delivered by IVECO Personnel in the course of this Agreement, unless differently agreed in writing between the Parties. Terms regarding ownership and licensing of intellectual property are subject to the terms and conditions of the Master Agreement.

4.2                               Iveco shall be deemed not responsible for any infringement of patents during the services provided pursuant to this Agreement and final verification on IP shall be done by Nikola provided, however, that Iveco shall be liable for infringement caused or associated with the S-Way Platform and Product Sharing Contract, the Iveco World Class Manufacturing Methodology, or both.

5.                                      PRICE

5.1                               The Parties have agreed that the value of the Technical Assistance Services provided under this Agreement will be at $[*] per hour for experts and technical assistants, $[*] per hour for senior experts and project managers, and $[*] per hour for expert operators, as further detailed in Annex A. The Parties have also agreed that the Technical Assistance Services provided by CNHI/Iveco under this Agreement up to the amount of $[*] (the “Threshold”) shall constitute a Contribution in Kind made by Iveco pursuant to the Master Agreement.

5.2                               Nikola irrevocably agrees that it will use its best efforts to purchase Technical Assistance Services so as to reach (or exceed) the Threshold by December 31, 2022. Pursuant to this irrevocable commitment, Nikola shall issue and deliver to CNHI/Iveco: (a) prior to December 31, 2019, [*] Preferred Shares at a deemed purchase price of [*]; (b) within three (3) Business Days following the end of the first calendar quarter of 2020, [*] Preferred Shares at a deemed purchase Price of [*] per share; and (c) within three (3) business days following CNHI/Iveco’s receipt of the Merger Closing Notice (as defined in the Investment Agreement) [*] Preferred Shares at a deemed purchase price of [*] per share, in each case irrespective of the actual value of the Technical Assistance Services rendered by CNHI/Iveco during the period from the date hereof until December 31, 2019 and  until the date such shares are issued.

In the event that the Merger Closing Notice (as defined in the Investment Agreement) is not received by CNHI/Iveco within the end of the second, third or fourth calendar quarter of 2020, Nikola shall issue and deliver to CNHI/Iveco within three (3) Business Days following the end of every calendar quarter in which the Merger Closing Notice was not received by CNHI/Iveco (other than first quarter of 2020) [*] Preferred Shares at a deemed purchase price of [*] per share, in each case irrespective of the actual value of the Technical Assistance Services rendered by CNHI/Iveco during the period from the date hereof until December 31, 2019 and each quarter of 2020. In such case the total number of shares issued by Nikola upon Merger Closing Notice pursuant to letter c) above shall be reduced by a number of shares issued at the end of each quarter (other than first quarter of 2020) in which the Merger Closing Notice was not received by CNHI/Iveco.

5.3                               Until the Threshold is reached (or exceeded) the Technical Assistance Services will be invoiced in U.S. Dollars. In order to validate and confirm the Contributions in Kind, CNHI/Iveco shall permit Nikola to access the relevant facilities, work product, time logs, and any other documentation as Nikola deems necessary, in the form of Annex C.

5.4                               Subject to the above, it is understood that: (i) CNHI/Iveco shall inform Nikola within 30 days of exceeding the Threshold; (ii) any Technical Assistance Services in excess over the Threshold must be approved by Nikola; (iii) such Technical Assistance Services shall be invoiced in U.S. Dollars by CNHI/Iveco and paid in cash (in U.S. Dollars) by Nikola to CNHI/Iveco in accordance with the terms and conditions of this Agreement; (iv) no such payment will be due by Nikola until the Threshold have been reached (or exceeded) either in 2020 or subsequently.

5.5                               It is understood that all payments due for any Technical Assistance Services in excess of the Threshold will be invoiced by CNHI/Iveco to Nikola on a monthly basis and paid by Nikola in cash within 60 days after the date of invoice.

5.6                               Actual expenditures incurred by IVECO Personnel in the provision of the Technical Assistance Services will be reimbursed by Nikola in U.S. Dollars on a monthly basis. Expenditures will be invoiced by Iveco at the forfaiting consideration of [*]% of the technical assistance provided in the related monthly period.

5.7                               For the avoidance of doubt, the Technical Assistance Services (and the FTE measure) provided under this Agreement will not include the costs of any new tool, codesign development to third party, raw material or component necessary or appropriate to provide such Technical Assistance Services. New costs of such tools, codesign development to third party, raw materials or components will be either borne directly by Nikola or, after Nikola’s written authorization, incurred by Iveco and then reimbursed by Nikola at Iveco’s cost [*]. In case provision of Technical Assistance Services requires specific software licenses, Nikola will make available licenses to allow the completion of the service or any cost incurred by Iveco minus any rebate or other incentive offer to Iveco will be reimbursed by Nikola as costs incurred in the performance of the Technical Assistance Services.

In case it is required that Technical Assistance Services are sustained at Nikola’s facilities or require access to Nikola’s information and communication technology systems, premises and the appropriate workstations, and/or software licenses, such access will be provided free of charge by Nikola.

5.8                               Starting from January 1, 2021 the value of the FTE will be increased in an annual basis to take into account any increase in Euro area Harmonized Index of Consumer Prices (HICP) as reported by the European Central Bank. For the sake of clarity, the increase on January 1, 2021 will be calculated applying the HICP index versus the initial closing date.

5.9                               Each Party shall pay all taxes, levies and stamp duties in connection with this Agreement pursuant to any applicable laws and the double taxation avoidance Treaty between the United States of America and the Italian Republic. Any invoices for Technical Assistance Services shall be issued by Iveco with the proper Italian VAT treatment and for the sake of clarity, the prices defined in the article 5 are excluding any VAT liability. Any withholding taxes applicable based on the double taxation avoidance Treaty between the United States of America and the Italian Republic will reduce the payment of the invoices. Nikola is committing to provide assistance to compute and fulfill collect any IRS certificate enabling Iveco to benefit from a foreign tax credit in Italy. Each Party understands that as of today Technical Assistance Services are treated as exportation of services not triggering any Italian VAT and that Technical Assistance Services are not part of the scope of the article 12 of the double taxation avoidance Treaty between the United States of America and the Italian Republic.

6.                                      PROJECT LEADERS AND PROJECT TEAMS

6.1                               Promptly after signing this Agreement, each Party shall respectively appoint a Project Leader(s).

6.2                               The Project Leaders will be responsible for oversight and management of the activities required with respect to this Agreement, and shall include, but shall not be limited to, the following:

a)                                     directing the activity of the IVECO and Nikola personnel assigned to work on the relevant tasks;

b)                                     coordinating the activity of the Project Teams appointed under Article 6.3 below;

c)                                      taking action and making decisions which are appropriate or advisable with respect to any of the projects.

6.3                               To support the Project Leaders, each Party shall appoint a Project Team skilled in the different professional fields.

6.4                               The Project Leaders and members of the Project Teams shall be appointed by each Party as soon as they are required and may be replaced at any time by such Party, by written notice to the other Party. Parties shall make the best effort to promptly assign resources to Project Leaders.

6.5                               Nikola hereby acknowledges that the participation of the IVECO Personnel is not intended to attribute to Iveco any liability (i) for reaching any project timeline or targets of Nikola or (ii) for Nikola’s inability to exploit the Technical Assistance Services and achieve overall project targets; provided, however, such acknowledgement in contingent upon the absence of gross negligence or willful misconduct on the part of IVECO Personnel.

6.6                               Nikola acknowledges and agrees that IVECO Personnel will remain integrated into the organization of Iveco and shall perform the Services solely in accordance with the instructions provided by, and under the supervision of, Iveco.

7.                                      INDEMNIFICATION AND LIABILITY

7.1                               Each Party shall indemnify the other for Losses arising out of third party claims caused by the indemnifying party’s  breaches of this Agreement, gross negligence and willful misconduct up to an aggregate amount equal to $[*].

7.2                               Iveco and its Affiliates shall perform its work under this quotation in a professionally diligent manner and in accordance with the agreed specifications. Work under this agreement is not warranted as free of defect or error. Iveco shall fix any defects or errors related to its work up to the maximum aggregate amount of USD [*].

7.3                               Claims on defects or errors shall become time-limited after a period of 12 months from the time the completion of the relevant Technical Assistance Services provided to Nikola.

7.4                               In the event of any product liability claims related to the work performed under this Agreement, clause 7.1 hereof shall apply. If requested by Iveco, Nikola shall permit Iveco to assume and direct the defense and/or negotiate with the affected third party.

7.5                               Nikola must notify Iveco in writing within thirty days (30) days after the applicable period of any defects ascertained. The notice from Nikola concerning alleged defects must contain a full and complete description of the defects.

8.                                      TERM AND TERMINATION

8.1                               This Agreement shall be effective as of the date of its signature. After the Threshold has been satisfied, the Technical Assistance Services may continue until December 31, 2024, pursuant to written agreement by the Parties.

8.2                               Either Party may terminate this Agreement upon a material breach by the other Party, subject to the expiration of any applicable and reasonable cure periods, provided, however, that  (i) only with respect to Iveco (or Iveco’s Affiliates) breach originated by Iveco (or Iveco’s Affiliates) irrevocably declared as material breach pursuant section 10.1 of this Agreement, if Nikola is entitled to a credit for any prepayment of the Services not actually provided by way of issuance of shares, then  Iveco and its Affiliates shall return the shares (valued

USD [*] per share) for an amount equivalent to the Services not provided and (ii) only with respect to Nikola (or Nikola’s Affiliates) breach originated by Nikola (or Nikola’s Affiliates) irrevocably declared as material breach pursuant section 10.1 of this Agreement, then Iveco and its Affiliates will retain all shares irrespective of the value of Technical Assistance Services actually provided by Iveco to Nikola.

8.3                               This Agreement may be terminated upon mutual written consent of the Parties.

9.                                      CONFIDENTIALITY AND DATA

9.1                               Article VIII of the Master Agreement shall apply also in respect of any confidential information and data exchanged or used by the Parties in connection with this Agreement.

10.                               MISCELLANEOUS

10.1                        Disputes

Except as otherwise provided in Section 4.7 of the Master Agreement, any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against each Party in the state or federal courts located in the State of Delaware, and each Party consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waive any objection to venue in those courts. EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER IN CONTRACT, STATUTE, TORT, OR OTHERWISE) RELATING TO THIS AGREEMENT.

10.2                        Governing Law

This Agreement and the rights and obligations of the Parties under this Contract shall be governed by and construed in accordance with the Law of the State of Delaware, without giving effect to the principles thereof relating to the conflicts of Laws.

10.3                        Severability

If any provision of this Agreement (or any portion thereof) or the application of any such provision (or portion thereof) to any person, entity or circumstance is held to be invalid, illegal or otherwise unenforceable in any respect by a final judgment, order of a court of competent jurisdiction, such provision shall be deemed to be void and unenforceable. Notwithstanding the preceding sentence, the remaining provisions of this Agreement, if capable of substantial performance, shall remain in full force and effect.

10.4                        Survival

Any provision of this Agreement which contemplates performance or observance subsequent to any termination or expiration of this Agreement shall survive any termination or expiration of this Contract and continue in full force and effect. Specifically, Articles 8 and 9 shall survive any termination or expiration of this Agreement.

10.5                        No Waiver

A delay or omission by either Party hereto to exercise any right or power under this Agreement shall not be construed to be a waiver thereof. A waiver by either of the Parties hereto of any of the covenants to be performed by the other or any breach thereof shall not be construed to be a waiver of any succeeding breach thereof or any other covenant herein contained. All waivers must be in writing and signed by the Party waiving its rights.

10.6                        Disclaimer of Agency

Neither Party shall act on behalf of the other Party, which can only become bound by the signature of its own authorized representatives. In all circumstances, Nikola shall act in its own name and shall not be considered as the agent of Iveco and vice versa.

10.7                        Entire agreement; Amendment

This Agreement, any annexes and attachments referred to herein or attached hereto, each of which is incorporated herein for all purposes, constitutes the entire agreement between the Parties with respect to the subject matter hereof. No amendment, modification, change, waiver, or discharge hereof shall be valid unless in writing and signed by an authorized representative of the other Party against which such amendment, modification, change, waiver or discharge is sought to be enforced.

10.8                        Notice

In any case, where any notice or other communication is required or permitted to be given under this Agreement, such notice or communication shall be in writing to the following address or/and shall be (i) personally delivered or (ii) sent by email, postage prepaid registered airmail or internationally recognized courier service

If to the NIKOLA:                ;

If to IVECO:                 ;

provided however, that if either Party shall have designated a different address by notice to the other, the notice shall be delivered to the last address so designated.

All such notices or other communications shall be deemed to have been given or received (i) upon receipt if personally delivered, (ii) on the fifteenth (15) business day following the date on the receipt held by the sending Party if by postage prepaid registered airmail or of fifteen (15) business days after delivery to internationally recognized courier service. All the notices shall be in English language.

10.9                        Headings

The titles and headings herein are used for convenience of reference only and shall not be deemed part of this Agreement for purpose of interpretation.

10.10                 Binding Effect; Assignment

This Agreement binds and inures to the benefit of the parties hereto and their respective successors and assigns. This Agreement and the rights, obligations and remedies hereunder (including any amounts to be paid or received hereunder) shall not be assignable or transferable by either Party (including by operation of Law) without the prior written consent of the other Party (to be given in its sole discretion), except that either Party may assign, delegate or transfer this Agreement to any Affiliate of such Party, or in connection with a merger, acquisition, change of control or sale of substantially all of the assets of such Party related to this Agreement; provided, however, that the transferor shall remain liable for any assignee’s, transferee’s, or delegate’s  obligations hereunder.

10.11                 No Third Party Beneficiaries

Except for applicable Affiliates of the Parties, this Agreement is entered into solely between, and may be enforced only by, Nikola, on the one hand, and Iveco, on the other hand, and shall not be deemed to create any rights or causes of action in or on behalf of any third parties, including employees, suppliers and customers of a Party, or to create any obligations of a Party to any such third parties, unless expressly agreed in writing by the Parties.

10.12                 Further Assurances

Each Party covenants and agrees that, subsequent to execution and delivery of this Agreement and without any additional consideration, each Party shall execute and deliver any further legal instruments and perform any acts that are or may become reasonably necessary to effectuate the purposes of this Agreement.

10.13                 Annexes

The annexes of this Agreement shall be the following:

Annex A Hourly fee per resource category

Annex B Services

Annex C Template for reporting technical assistance

10.14                 Force Majeure

Force Majeure Events shall include war, acts of god or any causes beyond the reasonable control of the Parties, including but not limited to strikes, lock-outs,  viral contagion or related epidemic / pandemic supplier stoppages and shortages or other industrial action, to the extent actually adversely affecting the applicable Party’s performance, provided that the affected Party has taken all reasonable and customary measures to avoid the occurrence of such Force Majeure Event. Upon occurrence of a Force Majeure Event, the Party that is unable to perform shall promptly notify the other Party that a Force Majeure Event has occurred and shall use its commercially reasonable efforts on a continuous basis to cure, correct or minimize the impact of the Force Majeure Event that is reasonably capable of being cured within a reasonable period of time. If the Force Majeure Event has not ended within forty-eight (48) hours after its occurrence, the Parties will promptly confer in an effort to remedy the cause and mitigate the effect of such Force Majeure Event. For the avoidance of doubt, both Parties stipulate that the COVID-19 pandemic and its possible development is not a Force Majeure event.

10.15                 Non-Solicitation

The Parties agree not to directly or indirectly, solicit, attempt to solicit, hire or attempt to hire any individual then employed or engaged by the other Party at any time during the term of this Agreement and for a period of 180 days after the expiration or termination of this Agreement. The provisions of this Section 9.15 will not apply to individuals hired as a result of the use of an independent employment agency (so long as the agency was not directed to solicit individuals employed by the other Party) or as a result of the use of a general solicitation (such as newspaper advertisement or on radio, television or internet job site) not specifically directed to such individuals.

IN WITNESS, this Agreement is signed in two (2) English originals by the duly authorized representatives of the Parties.

Iveco S.p.A:		Nikola Corporation

By:	/s/ Gerrit Marx	By:	/s/ Trevor Milton

Position: President, Commercial and Specialty Vehicles, CNH Industrial N.V.		Position: CEO